Exhibit 10.ii.kk

Houston Property

Shared Service and Access Agreement

This Shared Service and Access Agreement (“Agreement”), effective October 22, 2004 (“Effective Date”), is made between Cargill, Incorporated (“Cargill”) acting through its Grain and Oilseeds Supply Chain North America business unit (“GOSCNA”) and GNS III (U.S.) LLC (“Holding Company”); and

WHEREAS, Cargill owns real property located at 16150 Peninsula Blvd., Houston, Texas as shown on Exhibit A (the “Houston Property”) on which both its Crop Nutrition business unit and GOSCNA conduct their respective fertilizer and grain businesses;

WHEREAS, contemporaneously herewith, Cargill and IMC Global, Inc. (“IMC”) consummated a transaction in which (i) Cargill contributed all of the assets and liabilities comprising the Cargill Fertilizer Business (as defined in that certain Contribution and Merger Agreement and Plan of Merger and Contribution dated January 26, 2004 between Cargill and IMC) to The Mosaic Company, a newly-formed, publicly-traded corporation (“Mosaic”) and (ii) IMC merged its business into Mosaic (the “Transaction”);

WHEREAS, prior to and in anticipation of the Transaction, Cargill transferred all of the assets and liabilities comprising its U.S. fertilizer distribution business unit (“Crop Nutrition”) to Holding Company, a newly-formed, wholly-owned subsidiary of Cargill;

WHEREAS, as part of Cargill’s transfer of assets to Holding Company, Cargill surveyed and subdivided the Houston Property into two separate parcels as shown on Exhibit A: (i) a parcel that generally contains all of the GOSCNA business and assets (the “GOSCNA Parcel”) and (ii) a parcel that generally contains all of the former Crop Nutrition business and assets (the “Holding Company Parcel”); which Cargill subsequently transferred to Holding Company in anticipation of the Transaction;

WHEREAS, in anticipation of Cargill’s contribution of Holding Company to Mosaic, Cargill and Holding Company each desire, in connection with the Houston Property, that they continue to provide certain services to each other, share the use of certain equipment, and grant each other easements to access certain portions of the Houston Property in a manner similar to that in effect prior to the Transaction;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree to the following terms and conditions set forth in this Agreement.

1. Easements. The following easements will be created and evidenced by separate easement agreements attached hereto as Exhibit B to be executed by Cargill and Holding Company:

(a) Front Entrance. Cargill will grant an easement for Holding Company over the GOSCNA Parcel to use the front (north) entrance, located off of Peninsula Blvd. for ingress and egress purposes to and from the Holding Company Parcel.

(b) Rear Entrance. Cargill will grant a restricted easement (as described in the Easement Agreement) for Holding Company over the GOSCNA Parcel to use the rear (east) entrance, located off of Peninsula Blvd. for ingress and egress purposes to and from the Holding Company Parcel.

(c) Mooring Vessel Easement. Holding Company will grant an easement for Cargill to access and utilize the portion of the Holding Company Parcel that borders the waterfront along the retaining wall to the extent necessary to temporarily moor vessels and provide vehicle access to service such vessels.

2. Shared Services/Facilities. The following services and facilities will be shared as follows:

(a) Security.

(i) Current Coast Guard regulations require that Holding Company and GOSCNA have separate security services. Accordingly, GOSCNA will continue to utilize its contract with Securitas to provide security services to its parcel and Holding Company will contract separately for security services for its parcel. The security guard shack currently located at the front (north) entrance will be moved (at GOSCNA’s expense) south to the point where the road forks and will be used to provide security services leading to the GOSCNA Parcel only. Holding Company will install its own security mechanism or guard shack at the entry to the Holding Company Parcel on its separate access road.

(ii) Prior to the contribution of Crop Nutrition assets to Holding Company, GOSCNA and Crop Nutrition had jointly applied for a $214,000 government grant for security improvements to the Houston Property. The parties agree that Holding Company will receive 18% and GOSCNA will receive 82% of any amounts received as a result of that grant application.

(b) Crane/Unloading. Holding Company will provide loading/unloading crane services to GOSCNA utilizing its crane to load/unload vessels at the rates and pursuant to the terms described on Exhibit C.

(c) Vessel Berthing. GOSCNA and Holding Company acknowledge that Dock 2 belongs to GOSCNA and Dock 3 belongs to Holding Company and that these docks cannot each berth a vessel at the same time. Therefore, GOSCNA and Holding Company agree to work together in the same good faith manner as the GOSCNA and Crop Nutrition business units used prior to the Effective Date to receive all vessels in a timely manner and to resolve any vessel priority issues or other conflicts or disputes on a case by case basis. However with respect to these vessel issues, the specific terms set forth on Exhibit C will govern.

(d) Channel Dredging. GOSCNA and Holding Company will each be responsible for dredging activities and expenses for the berths that are part of its own respective parcel. However, because the channel leading to their respective berths benefits both parties, GOSCNA and Holding Company agree to equally share channel maintenance, repair and dredging expenses and other port charges and fees.

3. Utilities.

(a) Phone and Computer Lines. Holding Company and GOSCNA each have and will continue to have, maintain and pay for separate phone and computer lines for their respective businesses.

(b) Server. Holding Company and GOSCNA each have separate servers. In the event that the parties mutually agree that one party will make use of the others’ server, the terms of such arrangement will be confirmed in a separate transition services agreement.

(c) Wastewater Treatment. Currently, Holding Company and GOSCNA share the use of an existing wastewater treatment facility which is located on the GOSCNA Parcel. Holding Company is constructing a new wastewater treatment facility located on the Holding Company Parcel and it expects to discontinue its use of the existing facility and begin utilizing its new facility by late October 2004. Thereafter, GOSCNA will continue to utilize the existing facility until GOSCNA constructs a new facility on the GOSCNA Parcel. Once GOSCNA’s new facility is operational, the parties agree to sell the original facility and split the proceeds with GOSCNA to receive 2/3 and Holding Company 1/3. GOSCNA and Holding Company will equally share the maintenance, repair and expenses of the existing facility until Holding Company switches to its new facility. After that time: (1) GOSCNA will be responsible for all maintenance, repair and operating expenses of the existing facility; (2) GOSCNA will be responsible for all maintenance, repair and operating expenses of any new facility it constructs on the GOSCNA Parcel; and (3) Holding Company will be responsible for all maintenance, repair and operating expenses of its facility located on the Holding Company Parcel.

(d) Electricity. Currently, GOSCNA and Holding Company share a single electric service for the entire Houston Property which is billed to GOSCNA, and Holding Company reimburses GOSCNA for its portion of the electric service as measured by a meter on the Holding Company Parcel. GOSCNA will continue to pay the Houston Property electricity expenses and Holding Company will continue to reimburse GOSCNA monthly for the electric service used by Holding Company and measured by the Holding Company Parcel meter unless and until Holding Company installs its own separate electric service and meter, at which point each party would be responsible for its own electric service. GOSCNA will have the right to require that Holding Company install its own separate electric service upon one hundred eighty (180) days’ written notice.

(e) Water. Currently, GOSCNA and Holding Company share water service for the fire loop and Holding Company offices, which is billed to GOSCNA, however Holding Company does not reimburse GOSCNA for its water use because Holding

Company’s use is very minimal and there is no meter to measure its use. The parties will initially continue this practice, however the parties agree to discuss and explore alternative arrangements, including either Holding Company reimbursing GOSCNA for a reasonable estimate of its water usage or Holding Company installing a separate water service. GOSCNA will have the right to require that Holding Company install its own separate water service upon one hundred eighty (180) days’ written notice.

(f) Fire Loop. Currently, GOSCNA and Holding Company equally share a single fire loop service and related maintenance, repair and operation expenses for the entire Houston Property. The parties will continue to share this service and such expenses in the same manner and GOSCNA agrees to permit Holding Company access to the GOSCNA Parcel to use, maintain and repair the shut-off valve in accordance with Section 6.

4. Roads and Railtracks.

(a) Roads. Holding Company and GOSCNA will share road maintenance and repair for the shared roads and entrances as provided for by the easement agreements referenced in Section 1 above. Each party will be solely responsible for road maintenance and repair on roads located on its respective parcel that are not subject to the easement agreements.

(b) Track.

(i) GOSCNA and Holding Company each have separate rail spurs or track that enter their respective parcels from the main railroad line and each party will be solely responsible for maintaining and repairing its respective spurs.

(ii) Each party may from time to time desire to store rail cars on tracks located on the other party’s parcel. With respect to such rail car storage, GOSCNA and Holding Company agree to work together in the same good faith manner as the GOSCNA and Crop Nutrition business units used prior to the Effective Date and agree to the terms set forth on Exhibit C with respect to rail car storage.

(iii) Currently rail car switching services off the mainline for both parties are provided by the Port Terminal Rail Association (PTRA) and each party is billed separately for those services. Switching services will continue to be separately provided to both parties by the PTRA

5. Permits. The parties agree to cooperate and work together to facilitate the modification of any permits that may need to be modified as a result of the separation of the Houston Property, including the Facility Security Plan as required under U.S. Coast Guard regulations.

6. Access for Repair & Maintenance. As a result of splitting the Houston Property into two separate parcels, certain utilities and equipment that benefit one party will cross over the other party’s parcel (for example overhead electric lines or underground water pipes that benefit

Holding Company will cross over or under the GOSCNA Parcel). From time to time, the party receiving the benefit of such utilities and equipment (the “Entering Party”) may need to access the property of the other party (the “Host Party”) in order to maintain, repair or replace such utilities or equipment located on Host Party’s property (the “Property”) (the “Work”).

(a) Grant of Non-Exclusive License. Host Party grants to Entering Party the limited right to enter the Property only to perform the Work.

(b) Wastes. Entering Party agrees that any samples, waste materials, soil cuttings, hazardous wastes, hazardous substances, pollutants, contaminants or free product (“Wastes”) which results from the Work will be the sole property of Entering Party. Entering Party will handle, store, treat, transport, and dispose of the Wastes in accordance with all applicable government requirements and at Entering Party's expense. In no event will any Wastes be stored on Property for more than ten days, or treated or disposed of at the Property.

(c) Conduct of Work. Entering Party will conduct its activities in a manner that does not interfere with Host Party’s business activities at the Property and in a manner that minimizes disturbance to the existing condition of the Property. Any disturbance to the Property resulting from the Work will be repaired or corrected promptly. At its expense, Entering Party will restore the Property to its original condition and remove all equipment, tools or other property brought onto the site in relation to the Work immediately after the Work is completed.

(d) Access to Premises. Access will be limited to Host Party’s normal business hours at the Property during which a Host Party manager is present and will not interfere with Host Party’s operations at the Site. Entering Party will notify Host Party’s local manager prior to accessing the Property for the purposes stated herein. Although Host Party cannot generally prohibit Entering Party from conducting Work on the Property, it may object to certain aspects of the proposed Work (including the Work’s scope, timing, manner or duration) in which case Entering Party and Host Party will work in good faith to reach a mutually acceptable resolution.

(e) Compliance with Laws. Entering Party agrees that it, and its representatives, employees, agents, licensees, invitees, and contractors will present proper credentials when seeking access to the Property; will comply with all applicable safety and environmental laws and regulations, including Host Party’s safety requirements, when on or about the Property; and as a condition of access to the Property will participate in Host Party’s review of its safety requirements. Entering Party further agrees that Host Party may, at the sole cost and risk of Entering Party, stop work for failure to comply with applicable safety and environmental laws and regulations or Host Party’s safety requirements.

(f) Risks and Obligations. Entering Party will conduct the Work at its sole risk and expense and in compliance with all applicable laws, rules, ordinances, codes and orders. Entering Party will be responsible for and pay all charges made, levied, or assessed by any third party in connection with the Work, including without limitation any taxes, charges, licensing fees, and the like, levied against Entering Party or Host Party.

(g) Indemnification. Entering Party will release, hold harmless, defend and indemnify Host Party from and against all claims arising from or relating to the Work or the Wastes, including but not limited to claims arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, and similar state laws.

7. Term and Termination. The term of this Agreement will continue in effect so long as the Houston Property is owned by more than one legal entity neither party will have the right to terminate this Agreement during such period of time unless the parties mutually agree to terminate. Notwithstanding the foregoing, any lease or easement described herein is not subject to this Section 6 and will be governed by the terms of separate lease and easement agreements entered into by the parties. Nothing in this Section 6 will limit the (i) right of either party to temporarily suspend providing a service or paying for a service if the other party is in breach of its obligations under this Agreement; or (ii) ability of a court to order that an individual service or obligation be permanently discontinued.

8. Payments; Audit and Disputes.

(a) The party obligated to provide a service or pay a utility described above (collectively, a “Service”) may sometimes be referred to as “Responsible Party” and the recipient of a Service hereunder may sometimes be referred to as “Receiving Party”. This Agreement contemplates that unless otherwise agreed to in writing, each Receiving Party shall promptly reimburse the Responsible Party for any Service provided hereunder on a monthly basis upon ten (10) days of receipt of an invoice or reimbursement request from a Responsible Party. Each party will have the right, at its own cost and expense, at any time not later than six (6) months after making any payment to such Responsible Party, upon reasonable prior written notice to the Responsible Party, to request an audit to be performed by outside auditors (who shall be reasonably acceptable to the Responsible Party and who shall execute confidentiality agreements acceptable to the Responsible Party) of the books and records of Responsible Party to the extent they relate to such payment in order to verify the accuracy of any invoice or payment requests submitted to a Receiving Party. The parties agree to accept the determination of the outside auditors as final and binding. Any amounts due and owing to a party as the result of such determination shall be paid within thirty (30) days of receipt of the outside auditors’ report.

(b) If Receiving Party shall in good faith dispute any material item(s) on an invoice/payment request, Receiving Party shall be entitled to withhold payment of such disputed amount and shall provide a written explanation of the reason the item is disputed to such Responsible Party. Upon receipt of any such notice, the Responsible Party and Receiving Party will in good faith attempt to resolve such dispute. In the event they are unable to resolve such dispute within thirty (30) days of receipt of the notice, the matter shall be resolved through the audit procedure set forth in Section 8.a. above or shall provide written notice to the other party requesting that such dispute be submitted to the mediation and arbitration procedures set forth in Section 15 of this Agreement.

(c) To the extent Responsible Party has audit rights with respect to a Service supplied by a third party supplier or utility, Responsible Party agrees to reasonably cooperate with Receiving Party, at Receiving Party’s expense and reasonable request, to exercise such audit rights with respect to costs paid by Receiving Party in connection with such service. Should an outside audit of the service or utility find that Responsible Party has overcharged for the Service, Responsible Party shall be responsible for the fees of the outside auditor retained by Receiving Party and, absent such determination, Receiving Party shall be responsible for such auditor’s fees.

9. Cooperation. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of a Service. Receiving Party agrees to provide such facilities, information, books, records, files, supplies, etc., as may be reasonably necessary for Responsible Party to provide a Service contemplated hereunder and Receiving Party shall provide, from time to time, timely decisions on such matters as required for the performance of a Service by Responsible Party.

10. Confidentiality.

(a) With respect to any activities relating to this Agreement, the parties agree to treat (and to cause their respective affiliates to treat) as confidential the other party's Confidential Information and not to use or disclose Confidential Information to third parties or employees other than those who are on a need-to-know basis, except as may be necessary in the performance of a Service, or as may be required by law, during the term of this Agreement and during the five (5) year period following the termination or expiration hereof.

(b) “Confidential Information” may include any information conveyed to or learned by, or in the possession of, the other party or its affiliates in connection with the performance of this Agreement including, without limitation, the other party's or its affiliate's business plans or strategies, finances, financial performance, financial information, plant information, processes, products, costs, equipment, operations, environmental matters, customers, intellectual property, know-how, trade secrets, data, samples, specifications, designs, methods, formulae and other technical information, business information and other information related to a party’s business affairs.

(c) The obligations set forth in this Section 10 shall not apply to (i) the information of the disclosing party that is, or through no fault of the receiving party, becomes, publicly available, (ii) information which lawfully becomes available, without restriction on disclosure or use, from a third party, (iii) information already in the receiving party's possession when the information is disclosed and not subject to obligations of confidentiality and (iv) information that is independently developed by or on behalf of the receiving party by persons without access to the disclosing party's confidential information.

(d) If Confidential Information is supplied to a receiving party by a third party having a legal right to disclose it, then: (i) the receiving party shall have the right to use that portion of the Confidential Information so disclosed in connection with work done for that third party; and (ii) such disclosure by that third party, if made in confidence, shall not make that portion of the Confidential Information available to the public, and shall not relieve the receiving party of its obligations under this Agreement.

(e) If Holding Company is required by law or court order to disclose Confidential Information, Holding company shall give Cargill prompt notice of such requirement so that an appropriate protective order or other relief may be sought.

(f) Except as provided herein, nothing in this Agreement shall be construed as granting a license or other right to a party’s confidential information to the other party, it being acknowledged that each party reserves all rights to its respective confidential information.

(g) The obligations under this Section 10 shall survive the termination of this Agreement.

11. Compliance with Laws and Regulations. Each Receiving Party will use the Services and each Responsible Party shall provide the Services only in accordance with applicable laws. Each party reserves the right to take all actions, including termination of any particular Service, upon as much notice to the other party as reasonably possible, without penalty or liability to the other party, that is reasonably believed to be necessary to assure compliance with applicable Laws.

12. Warranties; Indemnification.

(a) EACH RESPONSIBLE PARTY WARRANTS THAT THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT SHALL BE PERFORMED IN GOOD FAITH, AND IN A PROFESSIONAL AND WORKMANLIKE MANNER BY PERSONNEL FAMILIAR WITH THE SERVICES TO BE PROVIDED. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, EACH RESPONSIBLE PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER MATTER WITH RESPECT TO ANY TRANSITION SERVICE OR THE PERFORMANCE THEREOF.

(b) Subject to the limitations set forth in Section 13, Holding Company agrees to defend, indemnify and hold harmless Cargill and its affiliates and their respective directors, officers, employees and agents (collectively, “DOEAs”) from and against any and all claims, losses, damages, liabilities, actions, suits, proceedings, judgments, orders, fines, penalties or injuries (including costs of defense and investigation) (collectively “Damages”) incurred by Cargill, its affiliates or their respective DOEAs caused by or resulting from (i) its performance of or failure to perform its obligations hereunder; (ii) Holding Company’s access to and on Cargill’s property and (iii) Holding Company’s operation of its business; provided, however, the foregoing indemnity shall not apply to any such Damages to the extent caused by acts or omissions of Cargill, its affiliates or their respective DOEAs constituting negligence or willful misconduct. This indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, animals, aquatic life or wildlife, vegetation, air, land, water or the environment, and (c) any governmental agency related claims, losses, liabilities, damages and expenses.

(c) Subject to the limitations set forth in Section 13, Cargill agrees to defend, indemnify and hold harmless Mosaic and its affiliates and their respective DOEAs from and against any and all Damages incurred by Receiving Party, its affiliates or their respective DOEAs caused by or resulting from (i) its performance of or failure to perform its obligations hereunder; (ii) Cargill’s access to and on the Holding Company Parcel and (iii) Cargill’s operation of its GOSCNA business; provided, however, the foregoing indemnity shall not apply to any such Damages to the extent caused by acts or omissions of Cargill, its affiliates or their respective DOEAs constituting negligence or willful misconduct. This indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, animals, aquatic life or wildlife, vegetation, air, land, water or the environment, and (c) any governmental agency related claims, losses, liabilities, damages and expenses.

(d) Notwithstanding anything to the contrary contained herein, to the extent that a Responsible Party utilizes third parties to provide Services hereunder, the Responsible Party shall not have any liability to the Receiving Party, its affiliates or their respective DOEAs for the acts and omissions of such third party suppliers; provided, however, if a Receiving Party, any of its affiliates or any of their respective DOEAs suffer damages, due to an act or omission of a third party supplier which gives rise to a claim against the third party supplier pursuant to the applicable agreement, the Responsible Party will present a claim to the third party supplier on behalf of the Receiving Party to the extent permitted under the Receiving Party’s agreement with the third party supplier and will pursue the claim in the same manner that Responsible Party would pursue a claim with respect to its other businesses, and any recovery shall be remitted to the affected indemnitee(s).

(e) The provisions of this Section 12 shall survive the termination of this Agreement.

13. DISCLAIMER OF CERTAIN TYPES OF DAMAGES. EXCEPT IN THE CASE OF EITHER PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REGARDLESS OF THE CLAIM OR CAUSE OF ACTION, WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

14. Force Majeure. Neither party shall be liable for any failure to perform or delay in performing its obligations pursuant to this Agreement to the extent its failure to do so is caused by or results from any act of God; war; riot; fire; explosion; accident; flood; sabotage; lack of (despite reasonable efforts of such party to obtain) adequate fuel; power; raw materials; labor; containers or transportation facilities; breakdown of equipment, failure of third party telecommunications or data processing services or vendors, compliance with laws; national defense requirements; or any other cause or circumstances beyond the reasonable control of the affected party. The party which is rendered unable to perform its obligations as a result of the foregoing shall notify the other party as soon as reasonably possible to discuss the circumstances and potential solutions of such force majeure event, including reasonable efforts as to mitigation of such force majeure event and provision of substitute Services by a third party suppliers, and the parties shall reasonably cooperate in respect thereto.

15. Dispute Resolution.

(a) Any dispute or difference occurring or arising out of or in connection with this Agreement, shall be first submitted for resolution pursuant to the following procedure. First, a senior executive officer of each party will meet in person to resolve the dispute within ten (10) days after written notice of such dispute is provided to the other party. If such executive officers are unable to resolve the dispute within five (5) days after their meeting, the business unit leader of GOSCNA and Holding Company’s vice-president of operations (collectively, the “Executive Officers”) shall promptly attempt to resolve the dispute. If the Executive Officers are unable to resolve the dispute within thirty (30) days following the original notice of such claim or dispute, such dispute shall be submitted to mediation pursuant to the remaining provisions of this Section 15

(b) Mediation. If the parties are unable to resolve, pursuant to Section 15(a) any dispute or differences arising out of or in connection with this Agreement, the dispute or differences shall be submitted to non-binding mediation in accordance with this Section 15.

(c) Mediator. Mediation of each dispute shall be facilitated by a single licensed or certified mediator, selected by the parties, knowledgeable and experienced in resolution of commercial disputes. If the parties are unable to reach agreement on a single mediator, each of Cargill and Holding Company shall designate a representative of its own choosing, and the two persons so designated shall select a third mediator who shall mediate the dispute.

(d) Specifics of Mediation. The mediation shall take place in Minneapolis, Minnesota or in such other place as the parties may agree, within thirty (30) days following the date one or both of the Executive Officers informs the other that they are unable to resolve the matter pursuant to Section 15(a) (the “Mediation Period”).

(e) Procedures. If the mediation is unsuccessful in resolving the dispute or any person fails or refuses to participate in the mediation, then at the expiration of the Mediation Period, either party may bring an action for relief at law or in equity.

(f) Confidentiality. All proceedings under this Section 15, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

Any proceedings under this Section 15, and any information disclosed or settlement discussions conducted shall be treated as subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible in any action relating to the subject matter of this Agreement or the formation of this Agreement.

(g) Continued Performance. The fact that the dispute resolution procedure specified in this Section 15 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure, all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

16. Amendment. This Agreement may be amended, modified or supplemented only by a writing signed by Cargill and Holding Company.

17. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to GOSCNA, addressed as follows:

Cargill, Incorporated

GOSCNA BU

15407 McGinty Road West

Minneapolis, MN 55440-5624

Attn: GOSCNA BU Attorney

Telephone: (952) 742-6334

Facsimile: (952) 742-6349

If to Holding Company, addressed as follows:

The Mosaic Company

12800 White Water Drive, Suite 200

Minnetonka, MN 55343

Attn: General Counsel

Telephone:952-984-0250

Facsimile: 952-984-0437

18. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

19. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by a party without the prior written consent of the other party, which consent may be withheld for any or no reason.

20. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

22. Entire Understanding. This Agreement sets forth the entire agreement and understanding of Mosaic and Cargill with respect to the transactions contemplated hereby and thereby and supersedes any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof.

23. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

24. Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

[REMAINING PORTION INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARGILL, INCORPORATED
Grain and Oilseeds Supply Chain North America BU

By:
Printed Name:
Title:

GNS III (U.S.) LLC

By:
Printed Name:
Title:

EXHIBIT A

[ATTACH MAP]

EXHIBIT B

[ATTACH EASEMENT AGREEMENTS]

EXHIBIT C

1. Unload Charges. Holding Company will provide unloading/loading services to GOSCNA at the following rates:

•	$6.50 per short ton for vessel to rail.

•	$6.00 per short ton for barge to rail.

•	Demurrage, Overtime, Standby and Dispatch will be for GOSCNA’s account as described below.

2. Vessel/Barge Berthing Procedures

•	Vessels schedules to be provided in writing at least 7 days prior notification or as soon as possible if a spot sale is made on shorter notice.

•	GOSCNA and Holding Company will communicate to each other on Fridays who the designated contact person will be for the weekend and/or during the week when overnight activity demands communication.

•	GOSCNA and Holding Company will provide each other with 6 (six) hour prior notification of setting Pilots to be communicated in writing or via telephone on weekends.

•	Communication preference is by phone between GOSCNA and Holding Company Superintendents.

•	Holding Company and GOSCNA agree to provide the other with regular updates, including on weekends as situations change.

•	GOSCNA and The Holding Company will meet or hold conference calls on a weekly basis (initially on Friday) to discuss and establish vessel/barge schedules for the upcoming seven day period for GOSCNA berth #2 and the Holding Company berth (formerly Cargill #3). There will be no default berth priority at berths #2 and #3. At that meeting, the parties will determine the schedule for the next 7 day period. If conflicts arise because of scheduled non-performance by the vessels or facilities, financial consequences/remedies will be discussed and determined to offset the affected operations in a manner consistent with Section 2(c) of this Agreement.

3. Demurrage, Dispatch & Shifting Charges

•	For Fully Loaded GOSCNA Vessels (defined below), if Holding Company does not meet the Discharge Guarantee (defined below) and GOSCNA is liable for demurrage charges under the applicable purchase contract, then Holding Company will reimburse GOSCNA for such charges. If Holding Company does meet its Discharge Guarantee, then any demurrage or dispatch under the sales contract or charter party will be for GOSCNA’s account.

•	For Partially Loaded GOSCNA Vessels (defined below), the Discharge Guarantee does not apply. Holding Company will be responsible for time lost and demurrage owed by GOSCNA under the applicable purchase contract due to mechanical failure of Holding Company equipment (notwithstanding Section 14 of the Agreement).

•	Unscheduled shifting & related costs (including demurrage) will be reimbursed by the requesting party.

•	Holding Company is not responsible for time lost (or related costs) due to car supply, shifting, switching, weather or any event of Force Majeure set forth in Section 14 of the Agreement (except for mechanical failure of equipment as provided above).

4. Discharge Rates

•	A “Fully Loaded Vessel” means a vessel or barge with all holds that are to be discharged from as loaded to approximate capacity and that meets Holding Company’s “Vessel Specifications” described in Section 6 of this Exhibit C.

•	A “Partially Loaded Vessel” means a vessel or barge that has at least one hold to be discharged from that is more than empty but not loaded to capacity.

•	Holding Company guarantees a discharge rate for a Fully Loaded Vessel utilizing the E-crane of 4500 short tons per 24 hour day on vessels, Saturdays, Sundays, Holidays, included (SHINC) weather permitting (the “Discharge Guarantee”).

5. Labor Rates

•	Labor rates for normal, straight-time staffing levels are included in the Unload Charges described in Section 1 of this Exhibit. Unloading routinely requires overtime staffing which GOSCNA will pay in addition to the Unload Charges. GOSCNA will also pay additional labor rates for standby time (i.e. unloading stops for lack of railcars), which may include straight-time and overtime.

•	Labor rates are the current rates in effect under Holding Company’s labor contract and are currently: $60/man/hr straight time, $90/man/hr overtime, $120/man/hr double time $120/man/hr Holidays.

•	If standby time is predicted to exceed 2 hours then Holding Company will communicate that to GOSCNA.

•	For reference purposes, unloading vessels and barges typically requires between 5-6 people per shift, depending on individual unloading/loading requirements.

6. Vessel Specifications

•	Vessels must meet Holding Company specifications and berth restrictions attached as Attachment 1 to this Exhibit C (“Vessel Specifications”) for the Discharge Guarantee to apply.

•	Vessel configuration to be communicated at time of nomination and must suitable for Holding Company E Crane.

•	Any vessel characteristics that do not meet Holding Company’s Vessel Specifications will be subject to Holding Company review.

7. Rail

•	Holding Company is not responsible for cleaning rail cars and may reject rail cars not suitable for loading

•	When space is available, either party may request (the “Requesting Party”) the other party (“Storing Party”) to store rail cars on the Storing Party’s Parcel for which the Requesting Party will pay a storage rate of $50/car/day.

•	At any time, the Storing Party may provide the Requesting Party at least 12 hours’ notice that it must remove its railcars from the Storing Party’s parcel.

•	If the Requesting Party fails to remove its railcars in accordance with such notice, then the Requesting Party will be liable for all costs associated Storing Party’s removal of such railcars.

8. Adjustment. Prior to November 1 each year, GOSCNA and Holding Company may negotiate adjustment to the commercial terms set forth in this Exhibit (collectively, the “Rate”) for the subsequent one (1) year period.

ATTACHMENT 1

VESSEL LIMITATIONS

THE MOSAIC COMPANY / HOUSTON, TEXAS

DOCK NO. 3

GENERAL

Main Berth	575 Feet (175.26m) in length

Maximum Vessel Length	600 Feet (182.88m)

Maximum Beam	90 Feet (27.43m)
Minimum Beam	75 Feet (22.86m)

Depth of Water at Dock	32 Feet (9.7537m)
Mean Low Tide (MLT)

Minimum hatch Opening	50’ X 40’ (15.2m X 12.2m) w/ 90’ beam 50’ X 30’ (15.2m X 9.1m) w/75’ beam

VESSEL UNLOADING

Rated Capacity	375 Short Tons Per hour (340 Metric Tons Per Hour). Commodity density of 60 lbs./cubic foot basis operating 24 hours per day.

Air Draft Mean Low Tide, MLT	39 Feet (11.887m) along side of dock.

Method of Discharge	Fixed Shore Crane with Clamshell 8 Cubic Yard Bucket (9.5 available for lighter density commodities).

Bucket Out Reach (From face of dock)	80 Feet (24.38m) maximum at 39 feet air draft.

Depth of Bucket Reach, MLT	25 Feet (07.62m) Below Water Line

Maximum Lump Size	6 Inches (15.24 cm) Diameter

Obstructions	Holds should be free and clear of all stanchions and other obstructions to allow free swing from hold to hopper with shore crane.

Ballast Required	Vessel should be prepared to ballast as necessary to assist in the discharge of all cargo.